Exhibit 10.15

PRIVATE AND CONFIDENTIAL

April 1, 2021

Jim Heindlmeyer

545 3rd Street

Brooklyn, NY 11215

By email: jheindlmeyer@gmail.com

Re: Amended Offer of Employment

Dear Jim,

I am pleased to promote you to the position of Chief Financial Officer of Reservoir Media Management, Inc. (“Reservoir”), effective as of Effective Date (as defined below) reporting to the Chief Executive Officer of Reservoir. You shall perform the duties which are consistent with your position and as may be reasonably assigned to you from time to time by the CEO of Reservoir. In addition, you shall serve as the Chief Financial Officer of Reservoir Holdings, Inc., and any of its subsidiaries and affiliates, upon request of the Chief Executive Officer without any additional compensation.

Your employment commenced on January 24th, 2020 (your “Commencement Date”) and your promotion to the position of Chief Financial Officer will commence on the Effective Date, subject to your continued employment on such date. Please note that all employees at Reservoir are “at-will.” This means employment can be terminated with or without “cause” (as defined in the Plan) and with or without notice, at any time at the option of either Reservoir or yourself. No employee or representative of Reservoir, other than the CEO, has the authority to modify your “at-will” status or otherwise enter into an agreement for employment for any specified period of time. Any such agreement must be in writing and signed by the CEO.

Compensation Package

Base Salary	US $247,200 per annum effective as of April 1, 2021.
Performance Bonuses

You are eligible to receive a Performance Bonus for the fiscal year ending March 31, 2020 of up to 20% of your Base Salary (any such Performance Bonus shall be prorated from your Commencement Date to the end of such fiscal year) provided you are still in the employ of Reservoir at the time of payment of such Performance Bonus. Such Performance Bonus will be determined by the CEO in his or her sole and complete discretion based on a combination of criteria including, without limitation, achieving company revenue targets and qualitative measures.

Each fiscal year thereafter, you are eligible to receive a Performance Bonus of up to 20% of your then current Base Salary provided you are still in the employ of Reservoir at the time of payment of any such Performance Bonus, or, should Reservoir terminate your employment without cause, you will be eligible for a pro rata portion of such Performance Bonus based on the number of days you were in the employ of Reservoir during such fiscal year up to the date of such termination without cause. Performance Bonuses will be determined by the CEO in his or her sole and complete discretion based on a combination of criteria including, without limitation, achieving company revenue targets and qualitative measures.

If successfully earned, Performance Bonuses are typically paid in the month of May following the end of the respective fiscal year. Notwithstanding anything herein to the contrary, your eligibility for such Performance Bonuses will be in the sole discretion of Reservoir.

Long Term Incentive Plan	You previously received an award of Reservoir stock options. Such awards are determined by the CEO in his or her sole and complete discretion. Any such award of Reservoir stock options to you will be granted subject to and on a basis consistent with the terms, conditions and overall administration of the governing documents of Reservoir’s Long-Term Incentive Plan (the “Plan”), as such documents may be amended, supplemented or otherwise modified from time to time.

Benefits

Health Plan

You shall be entitled to participate on a level commensurate with other employees of Reservoir in any group health benefit plans and programs as may be offered by Reservoir on a company-wide basis to its employees from time to time, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs.

401(k) Plan

You shall be entitled to participate on a level commensurate with other employees of Reservoir of similar level of seniority in Reservoir’s 401(k) plan, subject to and on a basis consistent with the terms, conditions and overall administration of such 401(k) plan.

ADP Transit Benefits

You shall be entitled to participate on a level commensurate with other employees of Reservoir in the ADP Transit program. This program offers commuters the ability to use pre-tax deductions to pay for their commute thus reducing their taxable income.

Reservoir shall retain the unilateral right to implement, amend, modify, or terminate any of the employee benefit plans or programs described above at any time without your consent (subject to applicable law).

Vacation/Time Off

Reservoir’s vacation year runs from January 1st to December 31st of each year. You shall initially be entitled to twenty (20) days of paid vacation per calendar year, and such vacation entitlement for the remainder of calendar year 2020 shall be prorated from your Commencement Date to December 31, 2020.

In addition to vacation days, all employees at Reservoir have six (6) sick-days per calendar year. Vacation time and sick days do not roll over from year to year, except with written authorization from Reservoir. Should you decide to terminate your employment with Reservoir, or should Reservoir terminate your employment without cause, vacation time accrued during the year of termination and remaining unused at the date of termination shall be paid to you with your final paycheck. No accrued and unused vacation time will be paid to you in the event of your termination for cause.

All such paid time-off entitlement is granted subject to and on a basis consistent with the terms and conditions and overall administration of Reservoir’s paid time off policies.

Business Expenses	You shall be reimbursed monthly for any reasonable out-of-pocket business expenses subject to presentation of proper documentation and in accordance with Reservoir’s expense reimbursement policy.
Business Travel

You may be required to travel periodically to Reservoir’s other offices. Any such travel will be organized and taken at the discretion of Reservoir’s COO, and in accordance with Reservoir’s travel policy.

Withholding

Reservoir shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local and foreign withholding and other taxes and charges that Reservoir is required to withhold.

Non-Disparagement

Neither you, nor Reservoir, shall, during your employment with Reservoir or thereafter, disparage or otherwise make any statement, or encourage others to do so, which might adversely affect the business or reputation of the other party, and/or its officers, employees, agents, and directors, irrespective of the truthfulness or falsity of such statement. The foregoing shall not prohibit you or Reservoir from reporting any possible violations of federal law or regulation to any government agency or entity, nor shall it prohibit you from making any other disclosures that are protected under the whistleblower provisions of federal law or regulation, nor is it intended to or shall be construed to preclude you or Reservoir from providing truthful information about your employment to any government agency or in any sworn testimony.

Confidentiality

During the course of your employment, you will acquire “confidential information” relating to the business and affairs of Reservoir and its affiliates. It is a condition of your employment that you maintain all confidential information in the strictest confidence and agree not to disclose it to any third party, other than to your legal and financial advisors on a need-to-know basis, both during your employment and after the termination of your employment. You understand that “confidential information” means any of Reservoir’s proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, engineering, marketing, finances, business plans, or other business information. In the event that you are required by law to disclose any confidential information, you will give Reservoir prompt advance written notice thereof.

Assignments

Reservoir may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of Reservoir Holdings, Inc. (including, but not limited to, Roth CH Acquisition II Co. and Roth CH II Merger Sub Corp.), by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of Reservoir and its affiliates. You acknowledge and agree that you will execute any documents reasonably required to effectuate the foregoing. You may not assign your rights or obligations under this Agreement to any individual or entity. This Agreement will become effective upon the Effective Time as set forth in the Merger Agreement. If the Merger Agreement is terminated in accordance with its terms before the Effective Time, then this Agreement shall be of no further force and effect. Merger Agreement shall mean that certain Merger Agreement dated as of the date hereof, by and between Roth CH Acquisition II Co. and Roth CH II Merger Sub Corp. and Reservoir Holdings, Inc., as amended, modified or supplemented from time to time.

This letter amends and restates your employment letter with Reservoir dated January 14, 2020. If you are in agreement with the foregoing terms and conditions, please sign where indicated below and return a copy to me at your convenience.

Yours truly,

RESERVOIR MEDIA MANAGEMENT, INC.

By:	/s/ Golnar Khosrowshahi
Name: Golnar Khosrowshahi
Title: Chief Executive Officer

Accepted and Agreed To:

By:	/s/ Jim Heindlmeyer
Name: Jim Heindlmeyer

DATED: April 1, 2021